                                                                    EXHIBIT 2(b)
                                                                    ------------

                                      FORM
                                      ----

                           SALE AND PURCHASE AGREEMENT

                                 BY AND BETWEEN

                       ALLEN TELECOM GROUP (ITALIA) S.R.L.

                                   (Purchaser)

                                       and

                                     [Name]

                                    (Seller)

                  OF SHARES OF COMMON STOCK OF FOR.E.M. S.P.A.



                            Dated as of June 4, 1997

                                TABLE OF CONTENTS

1.     RECITALS AND EXHIBITS                                                              page

2.     DEFINITIONS

       2.1           Adjusted Price                                                       page
       2.2           Adjustment                                                           page
       2.3           Adjustment Audit Firm                                                page
       2.4           Allen                                                                page
       2.5           Allen Common Stock                                                   page
       2.6           Approved Audit Firms                                                 page
       2.7           Audited Reference Financial Statements                               page
       2.8           Bank                                                                 page
       2.9           Bank Guarantee                                                       page
       2.10          Business Day                                                         page
       2.11          Closing                                                              page
       2.12          Closing Date                                                         page
       2.13          Deloitte & Touche                                                    page
       2.14          Deloitte & Touche Notice                                             page
       2.15          Election Statement                                                   page
       2.16          Final Reference Financial Statements                                 page
       2.17          First Three Quarter Reference Financial Statements                   page
       2.18          FOREM                                                                page
       2.19          Mikom                                                                page
       2.20          NI97                                                                 page
       2.21          Price                                                                page
       2.22          Purchaser's Auditors                                                 page
       2.23          Purchaser's Dispute Notice                                           page
       2.24          Purchaser's Indemnification Claim                                    page
       2.25          Purchaser's Loss                                                     page
       2.26          Purchaser's Notice of Contest Period                                 page
       2.27          Purchaser's Resolution Period                                        page
       2.28          Purchaser's Statement                                                page
       2.29          Seller's Auditors                                                    page
       2.30          Seller's Dispute Notice                                              page
       2.31          Seller's Indemnification Claim                                       page
       2.32          Seller's Loss                                                        page
       2.33          Seller's Notice of Contest Period                                    page
       2.34          Seller's Resolution Period                                           page
       2.35          Seller's Statement                                                   page
       2.36          Shares                                                               page
       2.37          Statement                                                            page
       2.38          Audit Firm                                                           page

       2.39          Third Party Claim                                                    page
       2.40          Unaudited Reference Financial Statements                             page
       2.41          US GAAP                                                              page

3.     SALE AND PURCHASE OF SHARES                                                        page

4.     PRICE

       4.1           Price                                                                page
       4.2           Adjustment                                                           page
       4.3           Bank Guarantee                                                       page
       4.4           Payments                                                             page
                     4.4.1   First Payment                                                page
                     4.4.2 Final Payments                                                 page
       4.5           Payment Terms and Conditions                                         page
                     4.5.1  Payments in the form of Allen Common Stock                    page
                     4.5.2  Other Payment Terms and Conditions                            page
       4.6           Financial Statements                                                 page
                     4.6.1   In General                                                   page
                     4.6.2 First Three Quarter Reference Financial
                     Statements                                                           page
                     4.6.3 Final Reference Financial Statements                           page
       4.7           Additional Adjustment                                                page

5.     CONDITIONS PRECEDENT TO CLOSING

       5.1           Conditions Precedent to the Obligations
                     of the Parties                                                       page
       5.2           Conditions Precedent to the Obligations
                     of Purchaser                                                         page
       5.3           Conditions Precedent to the Obligations
                     of Seller                                                            page

6.     CLOSING                                                                            page

7.     REPRESENTATIONS AND WARRANTIES OF SELLER

       7.1           Capacity of Seller. Authorisation. Binding Effect                    page
       7.2           Non-violation of Laws. Orders and Agreements                         page
       7.3           Shares                                                               page

8.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

       8.1           Capacity. Authorisation. Binding Effect                              page
       8.2           Non-violation of Laws. Orders and Agreements                         page

       8.3           Organisation, Qualification and Corporate Power                      page
       8.4           Allen Common Stock                                                   page

9.     INDEMNIFICATION BY SELLER

       9.1           Indemnification Generally                                            page
       9.2           Indemnification Rights for Direct Claims                             page
       9.3           Seller's Indemnification Claims for Third Party
                     Claims                                                               page

10.    INDEMNIFICATION BY PURCHASER

       10.1          Indemnification Generally                                            page
       10.2          Indemnification Rights for Direct Claims                             page
       10.3          Purchaser's Indemnification Claims for Third Party
                     Claims                                                               page

11.    TERMINATION

       11.1          Termination                                                          page
       11.2          Effect of Termination                                                page

12.    MISCELLANEOUS

       12.1          Entire Agreement                                                     page
       12.2          Amendments                                                           page
       12.3          Costs                                                                page
       12.4          Effects                                                              page
       12.5          Rights and Remedies                                                  page
       12.6          Notices                                                              page
       12.7          Counterparts                                                         page
       12.8          Interpretation                                                       page
       12.9          Arbitration                                                          page
       12.10         Exchange Rates                                                       page
       12.11         Governing Law                                                        page
       12.12         Business Days                                                        page
       12.13         Survival                                                             page
       12.14         Allen                                                                page
       12.15         Certificates                                                         page


                                    EXHIBITS

EXHIBIT A      Summary of Principal U.S. Generally Accepted Accounting
               Principles

EXHIBIT  B           Form of Bank Guarantee

EXHIBIT C1           Payments in the Form of Allen Common Stock

EXHIBIT C2           Form of Election Statement

EXHIBIT D            Form of Letter Agreement of Allen

EXHIBIT E            Form of "Certificate and Agreement with respect to the
                     Purchase of  Securities  outside the United States"

EXHIBIT F            Details of Seller's Bank Account

EXHIBIT G            Details of Purchaser's Bank Account

EXHIBIT H1(i)        Form of Certificate of FOREM for a NI as of July 31, 1997
                     lower than than U.S.D. 5,000,000

EXHIBIT H1(ii)       Form of  Certificate of FOREM for a NI as of July 31, 1997
                     equal to, or in excess of, U.S.D. 5,000,000 but lower than 7,500,000

EXHIBIT H1(iii)      Form of Certificate of FOREM for a NI as of July 31, 1997
                     in excess of U.S.D. 7,500,000

EXHIBIT H2(i)        Form of Joint Certificate of the Parties for a NI as of
                     July 31, 1997 lower than U.S.D. 5,000,000

EXHIBIT H2(ii)       Form of Joint Certificate of the Parties for a NI as of
                     July 31, 1997 equal to, or in excess of, U.S.D. 5,000,000
                     but lower than U.S.D. 7,500,000

EXHIBIT H2(iii)      Form of Joint Certificate of the Parties for a NI as of
                     July 31,  1997 in excess of U.S.D. 7,500,000

EXHIBIT H3           Form of Certificate of Purchaser concerning the
                     First Payment

EXHIBIT H4(i)        Form of Certificate of Deloitte & Touche for a NI as of
                     July 31,  1997  lower  than than  U.S.D. 5,000,000

EXHIBIT H4(ii)       Form of Certificate of Deloitte & Touche for a NI as of
                     July 31, 1997 equal to, or in excess of, U.S.D. 5,000,000
                     but lower than 7,500,000

EXHIBIT H4(iii)      Form of Certificate of Deloitte & Touche for a NI as of
                     July 31,  1997 in excess of U.S.D. 7,500,000

EXHIBIT I1           Form of Certificate of Deloitte & Touche concerning the
                     Final Payments

EXHIBIT I2           Form of Joint Certificate of the Parties concerning the
                     Final Payments

EXHIBIT I3           Form of Certificate of Purchaser concerning the Final
                     Payments

EXHIBIT I4 Form of Certificate of the Third Audit Firm concerning the Final Payments

EXHIBIT L            Form of Letter of Waiver

                           SALE AND PURCHASE AGREEMENT
                           ---------------------------

This Sale and Purchase Agreement dated as of June 4, 1997 is entered into by and between

- ALLEN TELECOM GROUP (ITALIA) S.R.L., an Italian company with registered office at Piazza Belgioioso no. 2, Milan, tax number 11319940158

(hereinafter, "PURCHASER")

                                                             - on the one side -

                                       and

- [Name];

(hereinafter, "SELLER")

                                                           - on the other side -

(Purchaser and Seller hereinafter, collectively, the "PARTIES")

                                   WITNESSETH:
                                   -----------

A. WHEREAS, Seller owns ___________ shares of common stock (hereinafter, the "SHARES") of FOR.E.M. S.p.A., an Italian company with registered office at Via Archimede no. 22/24, Agrate Brianza, having an issued and outstanding capital of ItL. 8,000,000 par value divided into 8,000,000 shares of common stock having an ItL. 1,000 par value each (hereinafter, "FOREM");

B. WHEREAS, the Shares are represented by certificate no _______ registered in the name of Seller;

C. WHEREAS, Purchaser currently owns 7,400,000 shares of common stock of FOREM;

D. WHEREAS, Seller wishes to sell, transfer and convey to Purchaser, and Purchaser wishes to purchase from Seller, the Shares subject to the terms and conditions set forth in this agreement (hereinafter, the "AGREEMENT");

         NOW, in consideration of the recitals and mutual representations, warranties and covenants hereunder, the Parties agree as follows:

                                    ARTICLE 1
                              RECITALS AND EXHIBITS

1.1 The recitals contained in, and the Exhibits attached to, this Agreement constitute an integrating and substantial part hereof.

                                    ARTICLE 2
                                   DEFINITIONS

As used in this Agreement, the following terms and expressions shall have the meanings indicated below unless the context requires otherwise:

2.1      "ADJUSTED PRICE" shall have the meaning assigned to such expression by
         Section 4.2 hereof.

2.2      "ADJUSTMENT " shall have the meaning assigned to such expression by
         Section 4.7 hereof.

2.3 "ADJUSTMENT AUDIT FIRM" shall have the meaning assigned to such expression by Section 4.7 hereof.

2.4 "ALLEN": Allen Telecom Inc., a Delaware (U.S.A.) corporation with principal offices at 25101 Chagrin Boulevard, Beachwood, Ohio 44112.

2.5 "ALLEN COMMON STOCK": common stock, par value U.S.D. 1 per share, of Allen.

2.6 "APPROVED AUDIT FIRMS" shall have the meaning assigned to such expression by Paragraph 4.6.3 hereof.

2.7 "AUDITED REFERENCE FINANCIAL STATEMENTS" shall have the meaning assigned to such expression by Paragraph 4.6.3 hereof.

2.8      "BANK" shall have the meaning assigned to such term by Section 4.3.

2.9      "BANK GUARANTEE" shall have the meaning assigned to such expression by
         Section 4.3 hereof.

2.10 "BUSINESS DAY": any day other than a holiday on which banks are open to the public in Milan for the carrying out of their ordinary business.

2.11 "CLOSING": the transfer to Purchaser of all right, title and interest in and to the Shares and, more generally, the performance of all the obligations which have to be fulfilled by the Parties on the Closing Date pursuant to Article 6 hereof and subject to the conditions precedent set forth in Article 5 of this Agreement.

2.12 "CLOSING DATE": the date of this Agreement or any such other date no later than October 31, 1997 as may be mutually agreed to by the Parties.

2.13 "DELOITTE & TOUCHE": Deloitte & Touche S.p.A., an Italian partnership with offices at Via Carducci no. 40, Milan.

2.14 "DELOITTE & TOUCHE NOTICE" shall have the meaning assigned to such expression by Section 4.7 hereof.

2.15 "ELECTION STATEMENT" shall have the meaning assigned to such expression by Paragraph 4.5.1 hereof.

2.16 "FINAL REFERENCE FINANCIAL STATEMENTS" shall have the meaning assigned to such expression by Paragraph 4.6.3 hereof.

2.17 "FIRST THREE QUARTER REFERENCE FINANCIAL STATEMENTS" shall have the meaning assigned to such expression by Paragraph 4.6.2 hereof.

2.18 "FOREM" shall have the meaning assigned to such term by recital A hereof.

2.19 "MIKOM": Mikom GmbH, a German corporation, with principal offices at 8851 Buchdorf, Germany.

2.20     "NI97" shall have the meaning assigned to such expression by Section
         4.2 hereof.

2.21     "PRICE" shall have the meaning assigned to such expression by Section
         4.1 hereof.

2.22 "PURCHASER'S AUDITORS" shall have the meaning assigned to such expression by Paragraph 4.7 (iii) (x) hereof.

2.23 "PURCHASER'S DISPUTE NOTICE" shall have the meaning assigned to such expression by Section 10.3 hereof.

2.24 "PURCHASER'S INDEMNIFICATION CLAIM" shall have the meaning assigned to such expression by Section 9.2 hereof.

2.25 "PURCHASER'S LOSS" shall have the meaning assigned to such expression by Section 9.1 hereof.

2.26 "PURCHASER'S NOTICE OF CONTEST PERIOD" shall have the meaning assigned to such expression by Section 9.2 hereof.

2.27 "PURCHASER'S RESOLUTION PERIOD" shall have the meaning assigned to such expression by Section 9.2 hereof.

2.28 "PURCHASER'S STATEMENT" shall have the meaning assigned to such expression by Section 4.7 hereof.

2.29 "SELLER'S AUDITORS" shall have the meaning assigned to such expression by Paragraph 4.7 (iii) (y) hereof.

2.30 "SELLER'S DISPUTE NOTICE" shall have the meaning assigned to such expression by Section 9.3 hereof.

2.31 "SELLER'S INDEMNIFICATION CLAIM" shall have the meaning assigned to such expression by Section 10.2 hereof.

2.32     "SELLER'S LOSS" shall have the meaning assigned to such expression by
         Section 10.1 hereof.

2.33 "SELLER'S NOTICE OF CONTEST PERIOD" shall have the meaning assigned to such expression by Section 10.2 hereof.

2.34 "SELLER'S RESOLUTION PERIOD" shall have the meaning assigned to such expression by Section 10.2 hereof.

2.35 "SELLER'S STATEMENT" shall have the meaning assigned to such expression by Section 4.7 hereof.

2.36 "SHARES" shall have the meaning assigned to such term by recital A hereof.

2.37     "STATEMENT" shall have the meaning assigned to such expression by
         Section 4.7 hereof.

2.38 "THIRD AUDIT FIRM" shall have the meaning assigned to such expression by Paragraph 4.6.3 hereof.

2.39 "THIRD PARTY CLAIM " shall have the meaning assigned to such expression by Paragraph 9.3 hereof.

2.40 "UNAUDITED REFERENCE FINANCIAL STATEMENTS" shall have the meaning assigned to such expression by Paragraph 4.6.3 hereof.

2.41 "US GAAP": the Generally Accepted Accounting Principles in the United States of America applied on a consistent basis as summarized in the adjustment guidelines annexed as EXHIBIT A hereto.

                                    ARTICLE 3
                           SALE AND PURCHASE OF SHARES

3.1 Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Shares subject to the terms and conditions set forth in this Agreement.

                                    ARTICLE 4
                                      PRICE

4.1 PRICE. In consideration of the sale, transfer and conveyance of the Shares, Purchaser agrees to pay Seller a purchase price equal to U.S.D. 16,407,602.57 (sixteenmillion fourhundredseventhousand sixhundredtwo point fiftyseven) (hereinafter, the "PRICE") subject to adjustment pursuant to Section 4.2 hereof.

4.2 ADJUSTMENT. The Price shall be subject to adjustment upwards or downwards, as applicable, if NI97 (as hereinafter defined), respectively, exceeds or falls short of U.S.D. 14,000,000. The Price as adjusted in accordance with this Section 4.2 shall be referred to as the "ADJUSTED PRICE" and shall be calculated by applying the following formula:

       [Aggregate formula = NI97          x      3.7  -  $61,255.80]
                           -----
                             2


       where:

       - "NI97" shall mean the consolidated net income (or loss) of FOREM and FOREM's consolidated subsidiaries for the fiscal year ending October 31, 1997 determined in accordance with U.S. GAAP and adjusted to reflect agreed upon items, if any.

4.3 BANK GUARANTEE. On the Closing Date Purchaser shall procure the delivery to Seller of a guarantee issued by Bayerische Vereinsbank A.G. or other primary Italian or foreign bank with a branch in Italy (hereinafter, the "BANK") in substantially the form of EXHIBIT B hereto (hereinafter, the "BANK GUARANTEE") securing the payments contemplated by Paragraphs 4.4.1 and 4.4.2 hereof up to an amount of U.S.D. 16,407,602.57 (sixteen million four hundred and seven thousand six hundred and two point fifty seven).

       Promptly after any payment secured by the Bank Guarantee is made by Purchaser pursuant to this Agreement, Seller and Purchaser shall execute and deliver to the Bank a joint notice informing the Bank of such payment in such form as is required to reduce the amount of the Bank Guarantee by a corresponding amount.

4.4    PAYMENTS. The Adjusted Price shall be paid by installments as follows:

       4.4.1         FIRST PAYMENT.

                     A. If either the joint certificate of the Parties or the certificate of Deloitte & Touche contemplated by Paragraph
                     4.6.2 hereof is executed and delivered to the Parties by September 30, 1997, the following payment shall be made on September 30, 1997 or 3 (three) Business Days after the date of the applicable certificate, whichever is later:

                     (i) if the consolidated net income of FOREM and FOREM's consolidated subsidiaries for the first three quarters ending July 31, 1997 of the 1996/97 fiscal year (as indicated by any one of the certificates referred to at this point A above of Paragraph 4.4.1) is equal to, or in excess of, U.S.D. 5,000,000 but less than U.S.D. 7,500,000,
                     Purchaser shall pay Seller U.S.D. 2,936,875 (two million nine hundred and thirty six thousand eight hundred and seventy five); or

                     (ii) if the consolidated net income of FOREM and FOREM's consolidated subsidiaries for the first three quarters ending July 31, 1997 of the 1996/97 fiscal year (as indicated by any one of the certificates referred to at this point A above of Paragraph 4.4.1) is equal to, or in excess of, U.S.D. 7,500,000, Purchaser shall pay Seller U.S.D. 5,859,602.20 (five million eight hundred and fifty nine thousand six hundred and two point twenty), in-lieu-of the payment referred to at point A (i) of this Paragraph 4.4.1.

                     Interest shall accrue for the benefit of Seller on any payment made after September 30, 1997, if any, under this point A of Paragraph 4.4.1 in accordance with Paragraph
                     4.5.2 hereof.

                     For the purposes of this point A of Paragraph 4.4.1, the joint certificate of the Parties, if any, shall prevail over the certificate of Deloitte & Touche.

                     B. If neither the joint certificate of the Parties nor the certificate of Deloitte & Touche contemplated by Paragraph
                     4.6.2 hereof is executed and delivered to the Parties by

                     September 30, 1997, Purchaser shall:

                     (i) ON SEPTEMBER 30, 1997 OR 3 (THREE) BUSINESS DAYS AFTER THE DATE OF THE PURCHASER'S CERTIFICATE CONTEMPLATED BY PARAGRAPH 4.6.2 HEREOF, WHICHEVER IS LATER:

                     - make the payment contemplated by point A (i) or point A
                     (ii) of this Paragraph 4.4.1, as applicable, based upon the Purchaser's certificate indicated at Paragraph 4.6.2 hereof. Upon receipt by Seller of the payment contemplated by this point B (i) of Paragraph 4.4.1, Purchaser and Seller shall send a joint notice to the Bank pursuant to Section 4.3 hereof in the form needed to reduce the amount of the Bank Guarantee by the amount of such payment; and

                     (ii) 3 (THREE) BUSINESS DAYS AFTER THE DATE OF THE CERTIFICATE OF DELOITTE & TOUCHE OR THE JOINT CERTIFICATE OF THE PARTIES CONTEMPLATED BY PARAGRAPH 4.6.2 HEREOF, IF AVAILABLE BY OCTOBER 31, 1997, OR ON NOVEMBER 5, 1997:

                     - to the extent a payment to Seller is due pursuant to point A (i) or point A (ii) of this Paragraph 4.4.1 based upon the certificate of Deloitte & Touche indicated at Paragraph 4.6.2 hereof or, if such certificate is not available by October 31, 1997, the certificate of FOREM indicated at such Paragraph 4.6.2 make such payment (less the payment already made pursuant to point B (i) of this Paragraph 4.4.1, if any). For the purposes of this point B
                     (ii) of Paragraph 4.4.1, if the Parties reach a final agreement concerning the applicable income bracket for the payment contemplated by such point B (ii) of Paragraph
                     4.4.1 on or before October 31, 1997, as documented by a certificate in the form of EXHIBIT H2 (I) or EXHIBIT H2
                     (II) or EXHIBIT H2 (III) hereto, as applicable, such agreement shall prevail over the certificate of Deloitte & Touche or the certificate of FOREM contemplated by Paragraph 4.6.2 hereof, as applicable.

                     Interest shall accrue for the benefit of Seller on any payment made after September 30, 1997, if any, under this point B of Paragraph 4.4.1 in accordance with Paragraph
                     4.5.2 hereof.

       4.4.2         FINAL PAYMENTS.

                     A. If the joint certificate of the Parties contemplated by Paragraph 4.6.3 hereof is executed by January 30, 1998, the following payments shall be made by Purchaser or Seller, as applicable, on January 30, 1998 or 3 (three) Business Days after the date of such certificate, whichever is later (except for payments in the form of Allen Common Stock, if any, which shall be made within the date set forth in Paragraph 4.5.1 hereof):

                     (i) if the Adjusted Price determined on the basis of NI97 (as indicated in the joint certificate of the Parties referred to at this point A above of Paragraph 4.4.2) exceeds the payment made by Purchaser pursuant to Paragraph
                     4.4.1 hereof, Purchaser shall make the following payments:

                     (x) the difference between U.S.D. 14,082,852.20 (fourteen million eighty two thousand eight hundred and fifty two point twenty) and the payment made pursuant to Paragraph 4.4.1 hereof shall be paid in U.S. Dollars; and

                     (y) the portion of the Adjusted Price over U.S.D. 14,082,852.20 (fourteen million eighty two thousand eight hundred and fifty two point twenty), if any, shall be paid:

                     - in U.S. Dollars; or

                     - in the form of Allen Common Stock as determined pursuant to EXHIBIT C1 hereto and subject to the agreements set forth in EXHIBIT D and EXHIBIT E hereto; or

                     - in any such combination of U.S. Dollars and Allen Common Stock as Purchaser may determine pursuant to Paragraph
                     4.5.1 hereof,

                     PROVIDED, HOWEVER, that Paragraph 4.5.1 shall apply to the payment made in the form of Allen Common Stock, if any; or

                     (ii) if the Adjusted Price determined on the basis of NI97 (as indicated in the joint certificate of the Parties contemplated by Paragraph 4.6.3 hereof) is less than the payment already made to Seller pursuant to Paragraph 4.4.1 hereof, the difference shall be paid by Seller to Purchaser.

                     Interest shall accrue for the benefit of Seller on any payment made by Purchaser after January 30, 1998, if any, under this point A of Paragraph 4.4.2 in accordance with Paragraph 4.5.2 hereof.

                     B. If the joint certificate of the Parties contemplated by Paragraph 4.6.3 hereof is not executed by January 30, 1998, Purchaser shall:

                     (i) ON JANUARY 30, 1998 OR 3 (THREE) BUSINESS DAYS AFTER THE DATE OF THE PURCHASER'S CERTIFICATE CONTEMPLATED BY PARAGRAPH 4.6.3 HEREOF, WHICHEVER IS LATER (EXCEPT FOR PAYMENTS IN THE FORM OF ALLEN COMMON STOCK, IF ANY, WHICH SHALL BE MADE WITHIN THE DATE SET FORTH IN PARAGRAPH 4.5.1 HEREOF):

                     - make the payment contemplated by point A (i) of this Paragraph 4.4.2 hereof based upon NI97 as indicated in the Purchaser's certificate issued pursuant to Paragraph 4.6.3 hereof. Upon receipt by Seller of the payment contemplated by this point B (i) of Paragraph 4.4.2, Purchaser and Seller shall send a joint notice to the Bank pursuant to Section 4.3 hereof in the form needed to reduce the amount of the Bank Guarantee by the amount of such payment,

                     PROVIDED, HOWEVER, that Paragraph 4.5.1 shall apply to the payments made in the form of Allen Common Stock, if any; and

                     (ii) 3 (THREE) BUSINESS DAYS AFTER THE DATE OF THE CERTIFICATE OF THE THIRD AUDIT FIRM OR THE JOINT CERTIFICATE OF THE PARTIES CONTEMPLATED BY PARAGRAPH 4.6.3 HEREOF, IF AVAILABLE BY MARCH 31, 1998, OR ON APRIL 3, 1998:

                     - to the extent a payment to Seller is due pursuant to point A (i) of this Paragraph 4.4.2 based upon the certificate of the Third Audit Firm indicated at Paragraph
                     4.6.3 hereof or, if such certificate is not available by March 31, 1998, based upon the Deloitte & Touche certificate indicated at such Paragraph 4.6.3, make such payment (less the payment already made pursuant to point B
                     (i) of this Paragraph 4.4.2, if any).

                     For the purposes of this point B (ii) of Paragraph 4.4.2, if the Parties reach a final agreement concerning NI97 for the payment contemplated by such point B (ii) of Paragraph
                     4.4.2 on or before March 31, 1998, as documented by a certificate in the form of EXHIBIT I2 hereto, such agreement shall always prevail over the certificate of the Third Audit Firm or the certificate of Deloitte & Touche contemplated by Paragraph 4.6.3 hereof, as applicable.

                     Interest shall accrue for the benefit of Seller on any payment made after January 31, 1998, if any, under this point B of Paragraph 4.4.2 in accordance with Paragraph
                     4.5.2 hereof.

                     To the extent the total payments made to Seller under this
                     Section 4.4 exceeds the payment that would have been due to Seller based upon the joint certificate of the Parties or the certificate of the Third Audit Firm indicated in Paragraph 4.6.3 hereof, Seller shall pay such excess to Purchaser within 3 (three) Business Days from the delivery of the joint certificate of the Parties or the certificate of the Third Audit Firm contemplated by Paragraph 4.6.3 hereof to the Parties.

4.5    PAYMENT TERMS AND CONDITIONS.

       4.5.1 PAYMENTS IN THE FORM OF ALLEN COMMON STOCK. On or before January 30, 1998 Purchaser shall determine the portion of the Adjusted Price to be paid in the form of Allen Common Stock, if any, on the basis of the joint certificate of the Parties or the certificate of Purchaser contemplated by Paragraph 4.6.3 hereof by delivering to Seller a letter in the form of EXHIBIT C2 hereto (hereinafter, the "ELECTION STATEMENT").

                     Purchaser shall deliver to Seller a certificate representing the Allen Common Stock (determined in accordance with EXHIBIT C1 hereto and the Election Statement) duly registered in the name of Seller within 5
                     (five) Business Days from the delivery of the Election Statement to Seller or the date of the joint certificate of the Parties or the certificate of Purchaser contemplated by Paragraph 4.6.3 hereof, whichever is later, in any event no later than February 6, 1998.

                     Failing delivery of (x) the Election Statement by January 30, 1998 or (y) the certificate representing the Allen Common Stock by February 6, 1998, Purchaser shall no longer have the right to elect to pay such portion of the Adjusted Price in the form of Allen Common Stock or the Election Statement shall become null and void, as applicable, and the entire excess of the Adjusted Price over the payment made by Purchaser pursuant to Paragraph 4.4.1 hereof shall be paid by Purchaser in U.S. Dollars.

                     Simultaneously with the delivery of the certificate contemplated by this Paragraph 4.5.1 (x) Purchaser shall procure that Allen delivers to Seller a letter-agreement in the form of EXHIBIT D hereto, and (y) Seller shall deliver to Allen a Certificate and Agreement in the form of EXHIBIT E hereto duly signed by Seller.

       4.5.2 OTHER PAYMENT TERMS AND CONDITIONS. Except for the payments permitted to be made in the form of Allen Common Stock pursuant hereto, all payments owing to Seller under this Agreement shall be made in U.S. Dollars in immediately available funds wire transferred to the bank account the details of which are listed in EXHIBIT F hereto or to the different bank account of which Purchaser is notified by Seller with no less than 5 (five) Business Day prior written notice.

                     All payments due to Purchaser under this Agreement shall be made in U.S. Dollars in immediately available funds wire transferred to the bank account the details of which are listed in EXHIBIT G hereto, or to the different bank account of which Seller is notified by Purchaser with no less than 5 (five) Business Day prior written notice.

                     If any payment owing to Seller pursuant to Paragraph 4.4.1 hereof is made by, or on behalf of, Purchaser after September 30, 1997, interest shall accrue for the benefit of Seller at the annual rate of 7 (seven) per cent from October 1, 1997 until the date of actual payment. If any payment owing to Seller pursuant to Paragraph 4.4.2 hereof is made by, or on behalf of, Purchaser after January 31, 1998, interest shall accrue for the benefit of Seller at the annual rate of 7 (seven) per cent from February 1, 1998 until the date of actual payment in U.S. Dollars or the date of the certificate representing Allen Common Stock, as applicable. Except as expressly contemplated by this Section 4.5 or for breach of this Agreement pursuant to the Italian Civil Code, no interest shall be payable to Seller on any payment due by Purchaser pursuant to this Agreement.

4.6    FINANCIAL STATEMENTS

       4.6.1 IN GENERAL. The Parties shall co-operate and take any such proper action that is under their respective control as is required or expedient to enable Deloitte & Touche, the audit firm designated by Purchaser, if any, the Third Audit Firm and their respective affiliated firms in the jurisdictions of FOREM's consolidated subsidiaries to attend the physical inventories taken by FOREM and FOREM's consolidated subsidiaries, unless such physical inventories are deemed unnecessary by Purchaser, Seller and Deloitte & Touche at the end of the fiscal year ending October 31, 1997 in relation to the preparation of the Final Reference Financial Statements.

                     No physical inventories will be taken by FOREM and FOREM's consolidated subsidiaries at the end of the first three quarters of the 1996/97 fiscal year, it being understood and agreed that the normal practices followed by such companies in preparing their quarterly reports shall govern the preparation of the First Three Quarter Reference Financial Statements.

                     Purchaser hereby acknowledges that it is aware of the circumstance that, starting from May 1, 1997 FOREM adopted new rotating-based inventory procedure. FOREM is also contemplating the adoption, starting from July 1, 1997, of a new software package for management production in both Agrate Brianza and Lallio plants (BPCS package). MIKOM is contemplating the adoption of a new software to be used for work in progress inventory at October 31, 1997.

                     Subject to EXHIBIT A hereto, the closing balances of the U.S. GAAP financial statements as at October 31, 1996 of FOREM and FOREM's consolidated subsidiaries shall be final and binding on the Parties, Deloitte & Touche, the Third Audit Firm and their respective affiliated firms in the jurisdictions of FOREM's consolidated subsidiaries.

       4.6.2 FIRST THREE QUARTER REFERENCE FINANCIAL STATEMENTS. As soon as reasonably practicable after July 31, 1997 but no later than September 15, 1997, Seller shall cause the consolidated financial statements of FOREM and FOREM's consolidated subsidiaries for the first three quarters ending July 31, 1997 of the 1996/97 fiscal year to be delivered in 2 originals of which 1 shall be given to Seller and 1 to Purchaser, with a copy to Deloitte & Touche, together with (i) FOREM's letter stating that such consolidated financial statements have been prepared consistently with U.S. GAAP and (ii) a certificate of FOREM in the form of EXHIBIT H1(i) or EXHIBIT H1(ii) or EXHIBIT H1(iii) hereof, as applicable, executed by the persons referred to at point (ii) of Section 12.15 hereof, indicating the applicable income bracket for the purposes of the payments contemplated by Paragraph 4.4.1 hereof (hereinafter, the "FIRST THREE QUARTER REFERENCE FINANCIAL STATEMENTS").

                     Purchaser and Seller shall have the right to review the First Three Quarter Reference Financial Statements until September 21, 1997, and during such period they shall take any such steps as are under their respective control to afford each other free access to the premises, books, records and officers of FOREM's and FOREM's consolidated subsidiaries during normal business hours and shall afford each other any such co-operation as the other Party may reasonably request.

                     If by September 21, 1997:

                     - Purchaser and Seller reach a final agreement concerning the First Three Quarter Reference Financial Statements; or

                     - in the absence of such an agreement, the disputed items are not material to determining the applicable income bracket for the purposes of the payments contemplated by Paragraph 4.4.1 hereof, then the Parties shall sign a joint certificate in the form of EXHIBIT H2(i) or EXHIBIT H2(ii) or EXHIBIT H2(iii) hereto, as applicable, certifying the applicable income bracket for the purposes of the payments contemplated by Paragraph 4.4.1 hereof. Such joint certificate shall be signed in 3 originals of which 2 shall be given to Seller and 1 to Purchaser.

                     If the joint certificate referred to above is not executed by September 21, 1997, then:

                     (a) within one (1) Business Day from September 21, 1997 Purchaser shall issue a letter addressed to Seller indicating the items of the First

                     Three Quarter Reference Financial Statements disputed by it and a certificate in the form of EXHIBIT H3 hereto indicating the applicable income bracket for the purposes of the payments contemplated by Paragraph 4.4.1 hereof taking into account the disputed items;

                     (b) within one (1) Business Day from September 21, 1997 Seller shall issue a letter addressed to Purchaser indicating the items of the First Three Quarter Reference Financial Statements disputed by it; and

                     (c) either Seller or Purchaser or both shall entrust Deloitte & Touche with the review of the disputed items; PROVIDED, HOWEVER, that a Party who does not issue a letter timely under this point (a) or (b) above of Paragraph 4.6.2 may not later dispute additional items not raised in the other Party's letter, if any, issued under this point (a) or (b) above of Paragraph 4.6.2.

                     Deloitte & Touche shall be given copies of the First Three Quarter Reference Financial Statements and the letter(s) of Purchaser and/or Seller indicating the disputed items and shall be instructed by the appointing Party or Parties (x) to issue their determination concerning the disputed items and (y) to deliver a certificate in the form of EXHIBIT H4(i) or EXHIBIT H4(ii) or EXHIBIT H4(iii) hereto, as applicable, to the Parties (in 3 originals of which 2 shall be delivered to Seller and 1 to Purchaser) certifying the applicable income bracket for the purposes of the payments contemplated by Paragraph 4.4.1 hereof by September 30, 1997 or any such later date as Deloitte & Touche are prepared to accept, in any event no later than October 31, 1997.

                     The determination of Deloitte & Touche shall be final and binding upon the Parties, save in the event of manifest mistake.

       4.6.3 FINAL REFERENCE FINANCIAL STATEMENTS. As soon as reasonably practicable after October 31, 1997, but no later than January 5, 1998 Seller shall cause unaudited consolidated financial statements of FOREM and FOREM's consolidated subsidiaries as of October 31, 1997 (i) to be prepared consistently with U.S. GAAP, (ii) to be adjusted to reflect any items that may be agreed upon in writing between the Parties, and (iii) to be delivered in 2 originals of which 1 shall be given to Seller and 1 to Purchaser (hereinafter, the "UNAUDITED REFERENCE FINANCIAL STATEMENTS").

                     Purchaser and Seller shall have the right to review the Unaudited Reference Financial Statements until January 23, 1998, and during such period they shall take any such steps as are under their respective control to afford each other free access to the premises, books, records and officers of FOREM and FOREM's consolidated subsidiaries during normal business hours and shall afford each other any such other co-operation as the other Party may reasonably request. Purchaser may entrust an audit firm other than Deloitte & Touche designated by it with the review of the Unaudited Reference Financial Statements and the exercise of all or part of the rights of Purchaser with respect to such review.

                     No later than January 23, 1998 Seller shall cause audited consolidated financial statements of FOREM and FOREM's consolidated subsidiaries as of October 31, 1997 to be delivered in 2 originals of which 1 shall be given to Seller and 1 to Purchaser together with (i) a letter of Deloitte & Touche confirming that such consolidated financial statements are consistent with U.S. GAAP and reflect the agreed upon adjustments, if any, and (ii) a certificate of Deloitte & Touche in the form of EXHIBIT I1 indicating NI97 for the purposes of the payments contemplated by Paragraph 4.4.2 (such consolidated financial statements, the relevant letter and the certificate of Deloitte & Touche, hereinafter, the "AUDITED REFERENCE FINANCIAL STATEMENTS").

                     Purchaser and Seller shall have the right to review such Audited Reference Financial Statements until January 30, 1998. If by January 30, 1998 Purchaser and Seller reach a final agreement concerning NI97, then (x) the Audited Reference Financial Statements (as adjusted to reflect agreed changes, if any) shall become final and binding upon the Parties for the purposes of the payments contemplated by Paragraph 4.4.2 hereof and shall be referred to herein as the "FINAL REFERENCE FINANCIAL STATEMENTS", and (y) the Parties shall sign a joint certificate in the form of
                     EXHIBIT I2 hereto certifying NI97 for the purposes of the payments contemplated by Paragraph 4.4.2 hereof. Such joint certificate shall be signed in 3 originals of which 2 shall be given to Seller and 1 to Purchaser.

                     If the joint certificate referred to at point (y) above is not executed by January 30, 1998, then:

                     (a) within 1 (one) Business Day from January 30, 1998 Purchaser shall issue a letter addressed to Seller indicating the items of the Audited Reference Financial Statements disputed by it and a certificate in the form of
                     EXHIBIT I3 hereto indicating NI97 for the purposes of the payments contemplated by Paragraph 4.4.2 hereof taking into account the disputed items;

                     (b) within 1 (one) Business Day from January 30, 1998 Seller shall issue a letter addressed to Purchaser indicating the items of the Audited Reference Financial Statements disputed by it, if any; and

                     (c) either Seller or Purchaser or both shall entrust Arthur Andersen, Milan, with the preparation of the Final Reference Financial Statements; PROVIDED, HOWEVER, that a Party who does not issue a letter timely under this point
                     (a) or (b) above of Paragraph 4.6.3 may not later dispute additional items not raised in the other Party's letter, if any, issued under this point (a) or (b) above of Paragraph 4.6.3.

                     If Arthur Andersen, Milan does not accept appointment pursuant to this Paragraph 4.6.3 within 5 (five) Business Days of its having been notified in writing by the Parties, or any of them, the Parties shall refer the preparation of the Final Reference Financial Statements to another audit firm mutually selected by them amongst Price Waterhouse (Milan), Reconta Ernst & Young (Milan) and KPMG (Milan) (the "APPROVED AUDIT FIRMS"). If the Parties do not agree on the name of one of the Approved Audit Firms within 5
                     (five) Business Days of expiry of the above 5-day period, each Party may apply for the appointment of said firm, to be selected among the Approved Audit Firms, by the Chairman of the "Ordine dei Dottori Commercialisti" of Milan, who shall be instructed not to appoint any firm which will be then auditing, or which will have in the past 10 (ten) years audited, the financial statements of any of the Parties or of their respective affiliates or of FOREM or any of FOREM's consolidated subsidiaries (Arthur Andersen or the other audit firm hereinafter, the "THIRD AUDIT FIRM"). The Final Reference Financial Statements shall be the Audited Reference Financial Statements as adjusted exclusively to reflect the determination of the Third Audit Firm concerning the disputed items based on a review of such items conducted in accordance with generally accepted audit standards. The Third Audit Firm shall be given copies of the Audited Reference Financial Statements, the letter(s) of Purchaser and/or Seller, if any, indicating the disputed items and shall be instructed by the appointing Party or Parties (x) to prepare the Final Reference Financial Statements and (y) to deliver a certificate in the form of EXHIBIT I4 hereto to the Parties (in 3 originals of which 2 shall be delivered to Seller and 1 to Purchaser) certifying NI97 for the purposes of the payments contemplated by Paragraph 4.4.2 hereof by March 31, 1998.

                     The determination of the Third Audit Firm shall be final and binding upon the Parties, save in the event of manifest mistake.

                     In the event the Third Audit Firm does not prepare and deliver to the Parties within March 31, 1998 the Final Reference Financial Statements, such Final Reference Financial Statements shall be, for the purposes contemplated by this Paragraph 4.6.3 and Section 4.7 hereof, the Audited Reference Financial Statements as prepared and delivered by Deloitte & Touche; PROVIDED, HOWEVER, that in the event the Parties reach a final agreement concerning NI97 and execute a joint certificate pursuant to this Paragraph 4.6.3, the Final Reference Financial Statements shall be the Audited Reference Financial Statements (as adjusted to reflect agreed changes, if any) for the purposes of this Paragraph 4.6.3 and Section 4.7 hereof.

4.7 ADDITIONAL ADJUSTMENT. Notwithstanding anything to the contrary contained in this Agreement, the payments made to Seller pursuant to Section 4.4 hereof shall be subject to additional adjustment downwards or upwards in accordance with this Section 4.7.

       (i) By the date indicated in point (iii) of this Section 4.7, Purchaser and/or Seller, as applicable, shall prepare a statement (hereinafter, the "PURCHASER'S STATEMENT" and/or the "SELLER'S STATEMENT", as applicable, and each a "STATEMENT") showing the adjustments, if any, which are required to be made with respect to the Final Reference Financial Statements in order to remedy errors, omissions, misstatements or fraud, it being understood and agreed that for the purposes of preparing such Statement only information available to the Parties or their auditors at the time the Final Reference Financial Statements become final pursuant to Paragraph 4.6.3 hereof will be taken into account, PROVIDED, HOWEVER, that invoices not yet received and/or issued on the date of the Final Reference Financial Statements but relating to the fiscal year ending on October 31, 1997, shall entitle Purchaser or Seller, as applicable, to apply for the Adjustment (as hereinafter defined) contemplated by this
       Section 4.7.

       (ii) The balance of the positive and negative adjustments shown in the Statement(s) shall be computed, for purposes of determination of the Adjustment (as hereinafter defined), net of the higher or lower tax burden which would have been incurred by FOREM and/or FOREM's consolidated subsidiaries, had said adjustments been taken into account in determining the Final Reference Financial Statements. In such connection, the tax carry forward of losses, if any, shall be calculated at the conventional rate of 50%. The net figure determined as above shall be referred to herein as the "ADJUSTMENT". The Adjustment shall be paid by Seller to Purchaser or vice versa within 15 (fifteen) Business Days of the date on which the Statement(s) shall have become final pursuant to point (iii) of this Section 4.7.

       (iii) By February 28, 1999, as applicable:

         (x) Purchaser shall cause the Purchaser's Statement to be delivered to Seller, with a copy to Deloitte & Touche, together with a letter of an audit firm designated by Purchaser (hereinafter, the "PURCHASER'S AUDITORS") confirming that the adjustment items indicated in such Statement are required to remedy errors, omissions, misstatements or fraud affecting the preparation of the Final Reference Financial Statements, pursuant to point (i) of this Section 4.7. Deloitte & Touche may, within 30 (thirty) days of receipt of the Purchaser's Statement, object in writing by notice delivered to Purchaser (hereinafter, the "DELOITTE & TOUCHE NOTICE"), with a copy to the Purchaser's Auditors, that said Statement contains adjustments not permitted under point (i) of this Section 4.7 specifying the disputed items and the grounds on which their objections are based. Purchaser shall enable Deloitte & Touche to review the work papers of the Purchaser's Auditors and to be afforded by the Purchaser's Auditors, and Purchaser shall afford and cause its consolidated subsidiaries to afford Deloitte & Touche, all such assistance and co-operation as Deloitte & Touche may reasonably request including, but not limited to, access to the premises and the books and records of FOREM and FOREM's consolidated subsidiaries, during normal business hours. If the Deloitte & Touche Notice is received by Purchaser in accordance with this Section 4.7, the Parties shall endeavor to reach a common position on the disputed items, which shall be reflected in a writing executed by each of the Parties and binding upon them. Should this not occur within 15 (fifteen) Business Days of the above delivery of the Deloitte & Touche Notice to Purchaser, the Parties shall refer the disputed items to Arthur Andersen, Milan; and/or.

         (y) Seller shall cause the Seller's Statement to be delivered to Purchaser, with a copy to Deloitte & Touche, together with a letter of an audit firm designated by Seller (hereinafter, the "SELLER'S AUDITORS") confirming that the adjustment items indicated in such Statement are required to remedy errors, omissions, misstatements or fraud affecting the preparation of the Final Reference Financial Statements, pursuant to point
                  (x) of this Section 4.7. Deloitte & Touche may, within 30 (thirty) days of receipt of the Seller's Statement, object in writing by notice delivered to Seller (hereinafter, the "DELOITTE & TOUCHE NOTICE"), with a copy to the Seller's Auditors, that said Statement contains adjustments not permitted under point (x) of this Section 4.7 specifying the disputed items and the grounds on which their objections are based. Seller shall enable Deloitte & Touche to review the work papers of the Seller's Auditors and to be afforded by the Seller's Auditors all such assistance and co-operation as Deloitte & Touche may reasonably request including, but not limited to, access to the premises and the books and records of FOREM and FOREM's consolidated subsidiaries, during normal business hours. If the Deloitte & Touche Notice is received by Seller in accordance with this Section 4.7, the Parties shall endeavor to reach a common position on the disputed items, which shall be reflected in a writing executed by each of the Parties and binding upon them. Should this not occur within 15 (fifteen) Business Days of the above delivery of the Deloitte & Touche Notice to Seller, the Parties shall refer the disputed items to Arthur Andersen, Milan.

       If Arthur Andersen does not accept appointment pursuant to point (x) or point (y) of this Section 4.7 within 10 (ten) Business Days of its having been notified in writing by the Parties, or any of them, the Parties shall refer the disputed items to a third audit firm mutually selected by them. If the Parties do not agree on the name of such audit firm within 15 (fifteen) Business Days of the expiry of the above 10-day period, each Party may apply for the appointment of said firm, to be selected among the audit firms with international standing, by the Chairman of the "Ordine dei Dottori Commercialisti" of Milan, who shall be instructed not to appoint any firm which will be then auditing, or which will have in the past ten (10) years audited, the financial statements of any of the Parties or of their respective affiliates or of FOREM or any of FOREM's consolidated subsidiaries (Arthur Andersen or the other audit firm, hereinafter, the "ADJUSTMENT AUDIT FIRM"). The decision of the Adjustment Audit Firm shall be issued within 90 (ninety) days of its appointment and shall be final and binding upon the Parties, save in the event of manifest mistake. The Statement(s) shall be considered final upon occurrence of any of the following circumstances:

       (a) failure by Deloitte & Touche to issue the applicable Deloitte & Touche Notice in accordance with this Section 4.7;

       (b) common position concerning the disputed items contained in the Deloitte & Touche Notice(s) being reached by the Parties within 15 (fifteen) Business Days of delivery of the Deloitte & Touche Notice(s) to Purchaser or Seller, as applicable; or

       (c) communication to the Parties of the determination of the Adjustment Audit Firm.

       In the events contemplated at point (b) or (c) above, the Statement(s) shall be considered final as adjusted to reflect, respectively, the common position of the Parties or the determination of the Adjustment Audit Firm.

       (iv) Notwithstanding anything to the contrary contained in this Section 4.7, the Adjustment shall not cover (except in the event of fraud) items disputed by Purchaser or by Seller, as applicable, in the dispute procedure set forth in Paragraph 4.6.3 hereof which have been specifically reviewed and resolved by the Parties or the Third Audit Firm in order for the Final Reference Financial Statements to become final pursuant to Paragraph 4.6.3 hereof.

                                    ARTICLE 5
                         CONDITIONS PRECEDENT TO CLOSING

The obligations of each of the Parties to consummate the transactions which are contemplated by this Agreement to occur at Closing shall be subject to the fulfillment or the waiver by both Parties or the other Party, as applicable, of the conditions set out in this Section 5 below on or before the Closing Date.

5.1      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES:

         (a) Immediately prior to the Closing Date, there shall be no action or proceeding initiated by any governmental agency or by any other national or supranational authority or by any third party which seeks to restrain, prohibit or invalidate this Agreement or the transactions contemplated herein or to recover substantial damages or other substantial relief with respect thereto, and no injunction or restraining order shall have been issued by any court whether domestic or foreign restraining, prohibiting or invalidating this Agreement or the transactions contemplated therein; and

         (b) The FOREM shareholders other than Purchaser and Seller shall have waived their statutory rights of first refusal in respect of the sale and transfer of the Shares by executing a written letter in the form of EXHIBIT L hereto in duplicate original and delivering 1 (one) original of such letter to each of Purchaser and Seller.

5.2      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER:

         (a) Seller shall have duly performed all his material obligations which, pursuant to this Agreement, are required to be performed on or prior to the Closing Date; and

         (b) The representations and warranties of Seller contained in this Agreement, the Exhibits and the documents executed and delivered to Purchaser pursuant hereto or simultaneously herewith, shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

5.3      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER:

         (a) Purchaser shall have duly performed all its material obligations which, pursuant to this Agreement, are required to be performed on or prior to the Closing Date; and

         (b) The representations and warranties of Purchaser contained in this Agreement, the Exhibits and the documents executed and delivered to Seller pursuant hereto or simultaneously herewith, shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

                                    ARTICLE 6
                                     CLOSING

Subject to the satisfaction or waiver of the conditions precedent contemplated by Section 5 hereof, the Closing shall take place at the Milan offices of Gianni, Origoni & Partners, Piazza Belgioioso No. 2 (or such other place as may be agreed upon by Purchaser and Seller before Closing) on the Closing Date. On the Closing Date the Parties shall comply with their respective obligations as set out in this Section 6 and shall take any other action and/or sign any other document which may be required by law or this Agreement. At Closing:

6.1      SELLER shall:

         (i) endorse the certificates representing the Shares to Purchaser and deliver such duly endorsed certificates to it;

         (ii) cause the above endorsement to be properly recorded in the FOREM Shareholders' Register; and

         (iii) execute and deliver to Purchaser any such other documents as are contemplated by this Agreement to be executed and delivered to Purchaser at Closing or as may be reasonably requested by Purchaser in order to complete the Closing transactions or in connection therewith.

6.2      PURCHASER shall:

         (i) procure the delivery by the Bank of the Bank Guarantee to Seller;
         and

         (ii) execute and deliver to Seller any such other documents as are contemplated by this Agreement to be executed and delivered to Seller at the Closing or as may be reasonably requested by Seller in order to complete the Closing transactions or in connection therewith.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to the Purchaser's decision to enter into this Agreement, Seller hereby represents and warrants to Purchaser that:

7.1 CAPACITY OF SELLER. AUTHORISATION. BINDING EFFECT. Seller has full right, power and authority to enter into this Agreement. No consent of, notice to, or filing with the Seller's spouse or any third party or entity whatsoever is required for Seller to enter into this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly executed by Seller and shall constitute the legal, valid and binding obligations of Seller, enforceable against him in accordance with its terms.

7.2 NON VIOLATION OF LAWS. ORDERS AND AGREEMENTS. The execution and delivery of this Agreement by Seller and the performance of his obligations hereunder are not in violation or breach of, do not conflict with, or constitute a default under, and will not accelerate or permit the acceleration of the performance required by any of the terms or provisions of the Certificate of Incorporation or the By-laws of FOREM or any law, order, decree, note, debt instrument, security agreement, written or oral, to which Seller or FOREM is a party or by which Seller or FOREM is bound, and will not be an event which, after notice of lapse of time or both, will result in any such violation, breach, conflict, default or acceleration.

7.3 SHARES. The Shares have been duly authorized and are validly issued, fully paid and nonassessable. None of the Shares were issued in violation of any pre-emptive, preferential or contractual right. Seller is the record and beneficial owner of the Shares free and clear of any pledges, liens, claims, security interests, encumbrances and third party's rights. By effect of the endorsement contemplated by Paragraph
         6.1 (i) hereof Purchaser will validly acquire title to the Shares free and clear of any pledges, liens, claims, security interests, encumbrances and any third party's rights of any nature whatsoever.

                                    ARTICLE 8
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Seller's decision to enter into this Agreement Purchaser hereby represents and warrants to Seller that:

8.1 CAPACITY. AUTHORISATION. BINDING EFFECT. Purchaser has full right, power and authority to enter into this Agreement. No consent of, notice to, or filing with any third party or entity whatsoever is required for Purchaser to enter into this Agreement or to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorised by the proper body of Purchaser. This Agreement has been duly executed by Purchaser and constitutes the legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms.

8.2 NON-VIOLATION OF LAWS, ORDERS AND AGREEMENTS. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms or provisions of its Certificate of Incorporation or By-laws or any law, order, decree, note, debt instrument, security agreement, debenture or mortgage or any other contract or agreement, written or oral, to which Purchaser is a party or by which Purchaser is bound, and will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default or acceleration.

8.3 ORGANISATION, QUALIFICATION AND CORPORATE POWER. Purchaser is duly incorporated, validly existing and fully qualified to carry on its business under the laws of Italy.

8.4 ALLEN COMMON STOCK. All of the shares of Allen Common Stock transferred to Seller pursuant to Paragraph 4.5.1 hereof shall be transferred out of Allen's treasury stock, shall be free and clear of any pledges, liens, claims, security interests, encumbrances and third party's rights and shall be duly authorized, validly issued, fully paid and nonassessable, and none of Allen's stockholders nor any other person shall have any pre-emptive right of purchase or any other right in respect thereof.

                                    ARTICLE 9
                            INDEMNIFICATION BY SELLER

9.1 INDEMNIFICATION GENERALLY. From and after the Closing Date, Seller shall indemnify and hold Purchaser harmless against and from any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonable attorneys' fees) incurred by Purchaser with respect to or in connection with any breach of any of the representations and warranties of Seller under this Agreement (hereinafter, the "PURCHASER'S LOSSES" and each a "PURCHASER'S LOSS"). Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no indemnification obligations to Purchaser under this Article 9 with respect to any claim made by Purchaser for any Purchaser's Loss, whether or not arising as a result of a claim made by a third party, of which Seller is notified after the first anniversary of the Closing Date.

9.2 INDEMNIFICATION RIGHTS FOR DIRECT CLAIMS. In order to be held indemnified and harmless against and from Purchaser's Losses under this
         Article 9 (other than Purchaser's Losses arising from a claim made by a third party, as to which Section 9.3 shall apply):

         (a) Purchaser shall give written notice to Seller of any claim (the "PURCHASER'S INDEMNIFICATION Claim"), which notice shall set forth a reasonably detailed statement of the Purchaser's Indemnification Claim and the cost, expense, loss, damage and liability Purchaser incurred and/or expects to incur by reason thereof;

         (b) such indemnification payment shall be made on the later of (i) the expiration of 30 (thirty) days from the date of such notice (hereinafter, the "PURCHASER'S NOTICE

         OF CONTEST PERIOD") or, (ii) if such claim is contested as hereinafter provided, the date the dispute is resolved in accordance with this
         Section 9.2, or (iii) the date in which such Purchaser's
         Indemnification Claim becomes liquidated in amount; and

         (c) if, prior to the expiration of the Purchaser's Notice of Contest Period, Seller notifies Purchaser in writing of his intention to dispute the Purchaser's Indemnification Claim, and if such dispute is not resolved within 30 (thirty) days after the expiration of such period (hereinafter, the "PURCHASER'S RESOLUTION PERIOD"), then such dispute shall be resolved by a committee of three arbitrators who shall be appointed (within 60 (sixty) days of the expiration of the Purchaser's Resolution Period) and shall be acting in accordance with
         Section 12.9 below. The Parties shall cooperate and diligently pursue the arbitration of such Purchaser's Indemnification Claim in order for a decision to be made by the arbitrators within 45 (fortyfive) days after their appointment.

9.3 PURCHASER'S INDEMNIFICATION CLAIMS FOR THIRD PARTY CLAIMS. The provisions of this Section shall apply to any Purchaser's Losses which arise or may arise as a result of a claim made by a third party and any related litigation or proceeding (hereinafter, the "THIRD PARTY CLAIM").

         (a) Purchaser shall give notice to Seller promptly after Purchaser becomes aware of any Third Party Claim, which notice shall include a copy of any letter, complaint or similar writing received by Purchaser and/or FOREM or any of FOREM's consolidated subsidiaries setting out such Third Party Claim or a written description of any oral notice received by Purchaser or FOREM or any of FOREM's consolidated subsidiaries; PROVIDED, HOWEVER, that any delay in providing such notification shall not constitute a bar or defense to indemnify except to the extent Seller has been prejudiced thereby.

         (b) Within 10 (ten) days from the date of such notice, Seller shall notify Purchaser in writing if he intends to dispute that such Third Party Claim constitutes or will constitute Purchaser's Losses subject to indemnification hereunder (hereinafter, the "SELLER'S DISPUTE NOTICE"). If the Seller's Dispute Notice is given within said ten (10) day period, the issue of whether such Third Party Claim constitutes or will constitute Purchaser's Losses subject to indemnification hereunder may be submitted to arbitration in accordance with Section 12.9 hereof unless an agreement is subsequently reached between the Parties.

         (c) For the purpose of this Paragraph (c) and subsequent Paragraphs (d) and (e) of this Section 9.3 the defense of a Third Party Claim by either Purchaser or Seller shall include, as the case may be, the Purchaser's or the Seller's right to designate counsel to be employed by Purchaser or FOREM or any of FOREM's consolidated subsidiaries in defending the Third Party Claim and to provide such counsel with instructions with respect to the defence thereof, as well as the power to settle the

         Third Party Claim on behalf of Purchaser or FOREM or any of FOREM's consolidated subsidiaries in the cases and subject to the conditions set forth by this Section 9.3. If a Seller's Dispute Notice with respect to a Third Party Claim is given then: (i) Purchaser shall have the right to defend such Third Party Claim and the costs of such defense shall be added to Purchaser's Losses, (ii) Seller shall have the right to participate in the defense of the Third Party Claim at his own costs and expenses provided that such right is not exercised in a way which may prejudice the Purchaser's defense of the Third Party Claim, and (iii) Purchaser shall consult with Seller prior to reaching a settlement of the Third Party Claim, if any.

         (d) Seller shall have the right to assume the defense of a Third Party Claim unless:

         (i) a Seller's Dispute Notice is sent to Purchaser pursuant to Paragraph 9.3 (b) hereof; or

         (ii) the named parties to any action constituting such Third Party Claim (including any impleaded parties) include Seller or any member of the Seller's family or any party belonging to a group in which Seller may have a business interest.

         (e) In order for Seller to exercise the right to assume the defense of a Third Party Claim, Seller shall give notice to Purchaser within 10
         (ten) days after receipt of the notice of the Third Party Claim as to which no Seller's Dispute Notice was given. If Seller fails to notify Purchaser within such period, Seller shall be deemed to have waived his right to defend such Third Party Claim and Purchaser shall have the right to defend such Third Party Claim and its costs and expense shall be added to the Purchaser's Losses. If Purchaser assumes the defense of a Third Party Claim pursuant to this paragraph (e), Purchaser may not settle such Third Party Claim without the consent of Seller, which consent cannot be unreasonably withheld. If Seller assumes the defense of such Third Party Claim then: (i) Purchaser may participate in the defense of such claim with its own counsel at its own cost and expense,
         (ii) Seller may settle such Third Party Claim without the consent of Purchaser provided such settlement includes an unconditional release of Purchaser and its subsidiaries from all liability with respect to any Third Party Claim and does not involve the imposition of any restriction or obligation on Purchaser or any of its subsidiaries, and
         (iii) Seller may not consent to the entry of any judgment (other than a judgment of dismissal on the merits) except with the written consent of Purchaser.

                                   ARTICLE 10
                          INDEMNIFICATION BY PURCHASER

10.1 INDEMNIFICATION GENERALLY. From and after the Closing Date, Purchaser shall indemnify and hold Seller harmless against and from any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonable attorneys' fees) incurred by Seller with respect to or in connection with any breach of any of the representations and warranties of Purchaser under this Agreement (hereinafter, the "SELLER'S LOSSES" and each a "SELLER'S LOSS"). Nothwistanding anything to the contrary contained in this Agreement, Purchaser shall have no indemnification obligations to Seller under this Article 10 with respect to any claim made by Seller for any Seller's Loss, whether or not arising as a result of a claim made by a third party, of which Purchaser is notified after the first anniversary of the Closing Date.

10.2 INDEMNIFICATION RIGHTS FOR DIRECT CLAIMS. In order to be held indemnified and harmless against and from Seller's Losses under this
         Article 10 (other than Seller's Losses arising from a claim made by a third party, as to which Section 10.3 shall apply):

         (a) Seller shall give written notice to Purchaser of any claim (the "SELLER'S INDEMNIFICATION CLAIM"), which notice shall set forth a reasonably detailed statement of the Seller's Indemnification Claim and the cost, expense, loss, damage and liability Seller incurred and/or expects to incur by reason thereof;

         (b) such indemnification payment shall be made on the later of (i) the expiration of 30 (thirty) days from the date of such notice (hereinafter, the "SELLER'S NOTICE OF CONTEST PERIOD") or, (ii) if such claim is contested as hereinafter provided, the date the dispute is resolved in accordance with this Section 10.2, or (iii) the date in which such Seller's Indemnification Claim becomes liquidated in amount; and

         (c) if, prior to the expiration of the Seller's Notice of Contest Period, Purchaser notifies Seller in writing of its intention to dispute the Seller's Indemnification Claim, and if such dispute is not resolved within 30 (thirty) days after the expiration of such period (hereinafter, the "SELLER'S RESOLUTION PERIOD"), then such dispute shall be resolved by a committee of three arbitrators who shall be appointed (within 60 (sixty) days of the expiration of the Seller's Resolution Period) and shall be acting in accordance with Section 12.9 below. The Parties shall cooperate and diligently pursue the arbitration of such Seller's Indemnification Claim in order for a decision to be made by the arbitrators within 45 (fortyfive) days after their appointment.

10.3 SELLER'S INDEMNIFICATION CLAIMS FOR THIRD PARTY CLAIMS. The provisions of this Section shall apply to any Seller's Losses which arise or may arise as a result of a Third Party Claim.

         (a) Seller shall give notice to Purchaser promptly after Seller becomes aware of any Third Party Claim, which notice shall include a copy of any letter, complaint or similar writing received by Seller setting out such Third Party Claim or a written description of any oral notice received by Seller; PROVIDED, HOWEVER, that any delay in providing such notification shall not constitute a bar or defense to indemnify except to the extent Purchaser has been prejudiced thereby.

         (b) Within 10 (ten) days from the date of such notice, Purchaser shall notify Seller in writing if it intends to dispute that such Third Party Claim constitutes or will constitute Seller's Losses subject to indemnification hereunder (hereinafter, the "PURCHASER'S DISPUTE NOTICE"). If the Purchaser's Dispute Notice is given within said ten
         (10) day period, the issue of whether such Third Party Claim constitutes or will constitute Seller's Losses subject to indemnification hereunder may be submitted to arbitration in accordance with Section 12.9 hereof unless an agreement is subsequently reached between the Parties.

         (c) For the purpose of this Paragraph (c) and subsequent Paragraphs (d) and (e) of this Section 10.3 the defense of a Third Party Claim by either Seller or Purchaser shall include, as the case may be, the Seller's or the Purchaser's right to designate counsel to be employed by Seller in defending the Third Party Claim and to provide such counsel with instructions with respect to the defense thereof, as well as the power to settle the Third Party Claim on behalf of Seller in the cases and subject to the conditions set forth by this Section 10.3. If a Purchaser's Dispute Notice with respect to a Third Party Claim is given then: (i) Seller shall have the right to defend such Third Party Claim and the costs of such defense shall be added to Seller's Losses,
         (ii) Purchaser shall have the right to participate in the defense of the Third Party Claim at its own costs and expenses provided that such right is not exercised in a way which may prejudice the Seller's defense of the Third Party Claim, and (iii) Seller shall consult with Purchaser prior to reaching a settlement of the Third Party Claim, if any.

         (d) Purchaser shall have the right to assume the defense of a Third Party Claim unless:

         (i) a Purchaser's Dispute Notice is sent to Seller pursuant to Paragraph 10.3 (b) hereof; or

         (ii) the named parties to any action constituting such Third Party Claim (including any impleaded parties) include Purchaser or any party belonging to a group in which Purchaser may have a business interest.

         (e) In order for Purchaser to exercise the right to assume the defense of a Third Party Claim, Purchaser shall give notice to Seller within 10
         (ten) days after receipt of the notice of the Third Party Claim as to which no Purchaser's Dispute Notice was given. If Purchaser fails to notify Seller within such period, Purchaser shall be deemed to have waived its right to defend such Third Party Claim and Seller shall have the right to defend such Third Party Claim and its costs and expense shall be added to the Seller's Losses. If Seller assumes the defense of a Third Party Claim pursuant to this paragraph (e), Seller may not settle such Third Party Claim without the consent of Purchaser, which consent cannot be unreasonably withheld. If Purchaser assumes the defense of such Third Party Claim then: (i) Seller may participate in the defense of such claim with its own counsel at its own cost and expense, (ii) Purchaser may settle such Third Party Claim without the consent of Seller provided such settlement includes an unconditional release of Seller from all liability with respect to any Third Party Claim and does not involve the imposition of any restriction or obligation on Seller, and (iii) Purchaser may not consent to the entry of any judgment (other than a judgment of dismissal on the merits) except with the written consent of Seller.

                                   ARTICLE 11
                                   TERMINATION

11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a) by either Seller or Purchaser if Closing has not occurred by October 31, 1997, PROVIDED, HOWEVER, that if Closing has not occurred by said date due to the infringement of any of the covenants or agreements of any of the Parties hereunder, the defaulting Party shall have no right to terminate this Agreement pursuant hereto;

         (b) by Purchaser if any condition in Paragraphs 5.1 and 5.2 cannot be satisfied by the Closing Date; and

         (c) by Seller, if any condition in Paragraphs 5.1 and 5.3 cannot be satisfied by the Closing Date.

11.2     EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
         Section 11.1 hereof, this Agreement shall become void and there shall be no liability or obligation on the part of Purchaser or Seller under this Agreement; PROVIDED, HOWEVER, that any provisions hereof which expressly or by their nature are designed to survive the termination of this Agreement shall survive the termination of this Agreement.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1 ENTIRE AGREEMENT. This Agreement, the Exhibits annexed hereto and the agreements and documents executed and delivered pursuant hereto or simultaneously herewith constitute the entire agreement between the Parties in respect to the subject matter hereof and supersede all prior written and oral agreements and arrangements between the Parties hereto with regard to the subject matter hereof.

12.2 AMENDMENTS. Any amendment to this Agreement shall be valid and binding upon the Parties only if made in writing and signed by Seller and a duly authorized officer of Purchaser.

12.3 COSTS. Except as otherwise set forth in this Agreement (x) each Party shall bear its own costs in relation to the negotiations leading up to the sale and purchase of the Shares and to the drafting, execution and carrying into effect of this Agreement and all the other documents referred to herein, and (y) all the costs relating to the transfer of the Shares to Purchaser, including stamp duties and registration tax, if any, shall be borne by Purchaser only (but not capital gains tax which will be borne by Seller). Furthermore, Seller shall bear 1/7th of the costs charged by the Bank in connection with the issue of the Bank Guarantee - equal to 0.375% of the outstanding amount from time to time which share of the said costs shall be reimbursed by Seller to Purchaser upon delivery by Purchaser to Seller of each invoice issued by the Bank to Purchaser in connection with the Bank Guarantee.

12.4 EFFECTS. The provisions of this Agreement shall be legally binding upon the Parties and their respective successors and assigns.

12.5 RIGHTS AND REMEDIES. The exercise or failure to exercise by any Party any right or remedy arising out of this Agreement shall not constitute a waiver of that right or remedy or of any other rights or remedies.

12.6 NOTICES. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests shall be deemed to have been properly served if given by personal delivery, or if transmitted by telecopy, or if delivered to reputable overnight carrier for next Business Day delivery, charges billed to or prepaid by shipper, or if sent by air mail, proper postage prepaid, addressed as follows:

         If to SELLER:                   [Name and address]

         With a copy to:                 Pavia e Ansaldo
                                         Via dell'Annunciata, 7
                                         20121 Milan, Italy
                                         Attn. Francesco Manara
                                         Facsimile No. 39-2-6551576

         If to PURCHASER:                Allen Telecom Group (Italia) S.r.l.
                                         c/o Allen Telecom Inc.
                                         25101 Chagrin Boulevard

                                         Beachwood, Ohio 44122 U.S.A.
                                         Attn.: General Counsel
                                         Facsimile No.: 216-7650410

         With a copy to:                 Gianni, Origoni & Partners
                                         Piazza Belgioioso, 2
                                         20121 Milan, Italy
                                         Attn.: Enzo Schiavello
                                         Facsimile No.: 39-2-76009628

         Each notice, demand or request shall be effective upon personal delivery, or upon confirmation of receipt of the applicable telecopy or 2 (two) Business Days after delivery to a reputable overnight carrier in accordance with the foregoing, or upon arrival at the recipient's address if sent by air mail in accordance with the foregoing. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice, demand or request. Service by personal delivery upon Purchaser shall be valid only if delivered personally to an officer of Allen.

         Any addressee may change its address for notices hereunder by giving written notice in accordance with this Section.

12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

12.8 INTERPRETATION. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement. Unless otherwise expressly stated herein, all references herein to Sections and Paragraphs are to Sections and Paragraphs in this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.

12.9 ARBITRATION. Any disputes arising with respect to or in connection with this Agreement between Purchaser and Seller shall be finally decided by a panel of three arbitrators in accordance with the Rules of Arbitration of the Chamber of Commerce and Industry of Geneva. The arbitration shall be conducted in English.

12.10 EXCHANGE RATES. Except as otherwise set forth in this Agreement or the Exhibits hereto, to the extent a conversion from U.S. Dollars into another currency or vice versa is required to be made for the purposes of this Agreement such conversion shall be made at the exchange rate published by in II Sole 24 Ore for the date on which the circumstance giving rise to the need to make such conversion under or in connection with this Agreement shall occur. For the purposes of the conversion of the Price from U.S. Dollars to Italian Lire as of the Closing Date, the Parties hereby agree to use the exchange rate published in Il Sole 24 Ore on May 31, 1997.

12.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Italian law without making reference to its conflict of law rules.

12.12 BUSINESS DAYS. If the date determined pursuant to this Agreement on which Closing is to occur or any other obligations of the Parties is to be fulfilled falls on a day other than a Business Day, such date shall be automatically postponed to the first subsequent Business Day.

12.13 SURVIVAL. Any provision of this Agreement which is expressly stated or, by its nature, is intended to remain valid after Closing including, without limitation, Articles 7, 8, 9 and 10 hereof shall survive Closing and any document executed by the Parties on the date of Closing including, but not limited to, any formalities of transfer of the Shares to Purchaser.

12.14 ALLEN. By executing this Agreement, Allen (x) represents and warrants that the contents of Section 8.4 hereof shall be accurate as of the Closing Date and (y) agrees to indemnify and hold Seller harmless against and from any Seller's Losses incurred with respect to or in connection with any breach of Section 8.4 hereof, as well as any breach of Allen's undertakings set forth by EXHIBIT D hereof, under and subject to the terms and conditions of Article 10 of this Agreement.

12.15    CERTIFICATES. For the purposes of Paragraph 4.6.2 and 4.6.3 hereof:

         (i) the legal representative pro-tempore of Purchaser shall execute on behalf of Purchaser by single signature the certificates in the forms of EXHIBIT H3 and EXHIBIT I3 annexed hereto. Same powers are hereby granted, disjointly, to James L. LePorte, III, born in New York (U.S.A.) on April 21, 1954 and Robert Arthur Youdelman, born in New York (U.S.A.) on March 28, 1942;

         (ii) Ms. Ornella Villa, born in Bellusco on October 7, 1951 and Mr. Gianpiero Villa, born in Monza on May 7, 1952 shall execute on behalf of FOREM by joint signature the certificate in the form of EXHIBIT H1 (I) or EXHIBIT H1
(II) or EXHIBIT H1 (III) annexed hereto. In the event Ms. Ornella Villa has no possibility, for events beyond her control, to issue and execute such certificate, it shall be executed by Ms. Valentina Del Campo, born in S. Angelo Lodigiano on January 9, 1949. In the event Mr. Gianpiero Villa has no possibility, for events beyond his control, to issue and execute such certificate, it shall be executed by Mr. Adriano Mauri, born in Caravaggio on August 30, 1959.

ALLEN TELECOM GROUP (ITALIA) S.R.L.         [Name]

By: ________________________                         ____________________
      Name: McDara P. Folan, III
      Title: Sole Director


For acceptance of Paragraphs 12.13 and 12.14 hereinabove

ALLEN TELECOM INC.

By: _____________________
Name: McDara P. Folan, III
Title: Vice President